UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2016

EQUITY ONE, INC.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

001-13499	52-1794271
(Commission File Number)	(IRS Employer Identification No.)

410 Park Avenue, Suite 1220 New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 796-1760

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Thomas Caputo and Entry Into Consulting Agreement

On August 17, 2016, Equity One, Inc. (the “Company”) entered into a consulting agreement (the “Consulting Agreement”) with its President, Thomas Caputo. Pursuant to the Consulting Agreement, the parties have agreed that Mr. Caputo’s employment with the Company will end on December 31, 2016 upon the expiration of the current term of Mr. Caputo’s Employment Agreement with the Company and, thereafter, Mr. Caputo will continue to perform services for the Company as a consultant through December 31, 2017.

Under the terms of the Consulting Agreement, the Company will pay Mr. Caputo a fee of $30,000 per month (the “Consulting Fee”) during the term in order to provide consulting services to the Company on such matters as are directed by the Company’s Chief Executive Officer, David Lukes, including acquisitions and other strategic opportunities. The term of the Consulting Agreement will extend from January 1, 2017 to December 31, 2017 (the “Expiration Date”) though either party may terminate the agreement prior to that date upon written notice. Absent a default on the part of Mr. Caputo, in the event the Company terminates the Consulting Agreement prior to the Expiration Date, the Company shall pay Mr. Caputo an amount equal to the Consulting Fee that would have otherwise been payable through the Expiration Date. During the term of the Consulting Agreement, Mr. Caputo has agreed not to accept any engagement or employment with any company that competes, plans to compete or is considering competing with the Company or owns or operates retail real estate in a state or region of the United States in which the Company conducts material operations or owns assets with a value equal to 10% or more of the total value of the Company’s assets. Consistent with the change in Mr. Caputo’s role that is to occur upon the expiration of the current term of Mr. Caputo’s Employment Agreement with the Company, Mr. Caputo resigned, effective as of December 31, 2016, as President of the Company as well as from all other officer positions that Mr. Caputo currently holds with the Company and its subsidiaries. Members of the Company’s current management team are expected to assume Mr. Caputo’s current responsibilities upon the expiration of Mr. Caputo’s employment with the Company.

In anticipation of Mr. Caputo’s departure as an employee of the Company at the end of the year, David Lukes, Chief Executive Officer, said, “Tom has had an enormous positive impact on Equity One through his relentless commitment to improving the quality of the Company’s portfolio and through the integrity of his character and leadership. I am grateful to have had the opportunity to work with Tom over the past two years and I look forward to our continued relationship in his new role.”

Amendment of Michael Makinen’s Employment Agreement

On August 17, 2016, the Company and its Chief Operating Officer, Michael Makinen, entered into an Amended and Restated Employment Agreement (the “Amended Employment Agreement”) which amends and restates the Employment Agreement between the parties dated as of July 15, 2014 (the “Existing Employment Agreement”).

Pursuant to the Amended Employment Agreement, effective January 1, 2017, Mr. Makinen will be entitled to an annual base salary of $500,000 and will be eligible for a target performance bonus award of $400,000 per year payable 50% in cash and 50% in shares of the Company’s restricted stock, which restricted stock will vest ratably over three years on each anniversary of the restricted stock’s grant date. On January 1, 2017, the Company will also grant Mr. Makinen shares of restricted stock having a fair market value of $300,000, 100% of which will vest on July 14, 2018, the conclusion of the Amended Employment Agreement’s initial term. Mr. Makinen will also be appointed Executive Vice President of the Company effective on January 1, 2017. The other terms of the Amended Employment Agreement are substantially identical to those contained in the Existing Employment Agreement.

The summaries of Mr. Caputo’s Consulting Agreement and Mr. Makinen’s Amended Employment Agreement set forth above are qualified in their entirety by reference to Exhibits 10.1 and 10.2, which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit Title

10.1	Consulting Agreement between Equity One, Inc. and Thomas Caputo

10.2	Amended and Restated Employment Agreement between Equity One, Inc. and Michael Makinen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY ONE, INC.

Date: August 22, 2016	By:	/s/ Aaron Kitlowski
Aaron Kitlowski Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

10.1	Consulting Agreement between Equity One, Inc. and Thomas Caputo

10.2	Amended and Restated Employment Agreement between Equity One, Inc. and Michael Makinen